Exhibit 99.1

Edge Petroleum Provides Quarterly Operations Update

          HOUSTON, Nov. 8 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) provided an update on its third quarter 2006 operations today. Estimated production for the quarter was 4.5 Bcfe, flat with the previous quarter which was a record level and up approximately 16% from the same period a year ago.  While roughly in line with previous expectations, the third quarter production level was adversely affected by the delay in bringing on- line new production from Edge’s Patterson #2 well (75% WI), discussed in more detail below.  During the third quarter, Edge logged a total of 10 wells, all apparent successes.  For the nine months ended September 30, 2006 a total of 45 wells have been logged with 38 apparent successes as compared to 40 wells (38 successful) through the first nine months of last year.  The Company continues to maintain an overall success rate in the mid-80 percent range. Currently, Edge has one well drilling in south Texas and two wells in the Fayetteville shale which have spud and are waiting on a larger drilling rig to drill the horizontal portion of the well.  Two additional wells are in various stages of completion and hook-up.  Edge expects to drill an additional five to eight wells in the fourth quarter of 2006 for a total of 52 to 55 wells for the full year.  An additional one to four wells should spud, but probably won’t reach total depth before year end.

          John O. Tugwell, Edge’s Executive Vice President and COO reported, “We reported an excellent success rate this quarter and are pleased with the full year results, to date.  Numerous mechanical and equipment failures have prevented us from bringing our Patterson #2 well, in the Mississippi Salt Basin, on production.  Thus far, we have tested over 4.0 MMcfe per day from the middle Hosston and are in the process of perforating in the James Lime. Once these operations have been completed, we expect this dual completion to be on production by the end of November.  Additional pay zones remain behind pipe and will be completed at a future date.  The lower Hosston section which initially was thought to be productive based upon logs and test results proved to be too tight to produce at economic levels.  However, only the upper portion of the lower Hosston interval was tested by this well and we still think the remaining 1500 feet of untested lower Hosston section is a viable target to test in future wells in the area.  We are also proceeding to acquire new 3D seismic data over the highly prospective east side of the Midway Dome. The field acquisition phase of this project is expected to be complete before year end 2006.  Elsewhere in the Mississippi Salt Basin, we are continuing to add to our lead and prospect inventory with the aid of our reprocessed 3D data and are continuing to build our land position where we already control key acreage over many of our identified opportunities as a result of our preemptive acreage acquisition efforts.  We expect this work to translate into a very active drilling program in 2007.

          “In south Texas, we logged eight of our 10 wells.  Seven were in our Queen City trend and one was in the Wilcox trend.  Our Queen City activity continues to be a major component of this year’s drilling program where the large majority of the wells drilled were proven undeveloped locations.  The rig we were using has been released to our partner for several wells and we expect to resume our drilling activity in the main area of this trend late in 2006 or early 2007.  We are currently drilling a Yegua prospect in this trend with a follow-up well expected late this year or early next year.  We are continuing an active leasing and optioning program with plans to acquire up to 200 square miles of new 3D seismic data early next year to extend this prolific area of activity for us.  Field work is also about to begin for the acquisition of up to 100 square miles of new 3D seismic data over our Chapman Ranch field and adjoining areas in the deep Frio trend where we have deferred four planned wells into 2007.  As previously announced, given the acquisition of our partner, Kerr McGee, who is also the operator of the Chapman Ranch Field, by a third party, we are moving forward with the 3D acquisition ourselves to minimize any future delays to the resumption of our drilling program in this area.

          “Our activity in the Fayetteville Shale play in Arkansas continues to ramp up as we have now contracted for a rig to drill one to two Edge operated wells beginning in late-November.  We have received additional AFE’s for non- operated wells on our 4,600 net acre position.  Completion operations are underway on our first non-operated well with two other wells in various stages of drilling at this time.  Finally, we expect to drill three to four wells in southeast New Mexico before the end of the quarter.”

          Edge will discuss operations and financial results with any interested parties during its conference call on November 9, 2006 at 9:30 a.m. Central. Interested parties may participate by dialing 888-694-4702 (ID#: 8062407). The call will also be webcast and can be accessed by logging onto the web at http://www.videonewswire.com/event.asp?id=36484 .  If you are unable to participate during the live webcast, the call will be archived at http://www.edgepet.com in the Investor Relations page of the site.

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ Global Select Market under the symbol “EPEX”.

          Statements regarding production volumes, all guidance and forecasts, increased production, future and continuing growth, production rates, Patterson #2 well potential and expected results, participation in the Fayetteville Shale wells, resource potential and drilling rig utilization at Midway Dome, expansion of capital program, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The term resource potential is not equivalent to the SEC definition of proved reserves. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, increased costs and delays attributable to oilfield services and equipment, and other factors described in the Company’s filings with the SEC, government regulation, effects and risks of acquisitions, and the ability of the Company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
          -0-                                        11/08/2006
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com
                            http://www.videonewswire.com/event.asp?id=36484 /
          (EPEX)